 Exhibit 99.1

Rekor Systems Announces Christine Harada Leaving Board to Join Biden Administration

COLUMBIA, Md. – July 1, 2021 – Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the “Company”), a provider of real-time roadway, customer, and public safety intelligence to enable AI-driven decisions, today announced that board member Christine Harada will step down from her various roles on Rekor’s Board of Directors effective July 2, 2021, to lead the Federal Permitting Improvement Steering Council (“FPISC” or “Permitting Council”).

FPISC was established as an impartial federal partner responsible to oversee interagency coordination and process improvements for covered projects. The Permitting Council is composed of representatives at the agency Deputy Secretary-level and is chaired by an Executive Director, appointed by the President.

“Christine has brought tremendous insight into the government market and corporate best practices to our board, and I will miss her advice and counsel,” said Rekor president, CEO and board chairman Robert Berman. “She helped successfully guide the company through its rapid expansion, and we were lucky to have her expertise and leadership on the team for the last four years.”

Ms. Harada has prior leadership experience in federal government, serving as the Federal Chief Sustainability Officer and Acting Chief of Staff at the U.S. General Services Administration during the Obama Administration. Outside of the Obama White House, Harada also served in the private sector. She's currently vice president of the clean energy company Heliogen. In the private sector she also served as Global Manager at Boston Consulting Group for the Transformation/Large Scale Change practice and as principal at Booz Allen Hamilton.

“Christine is always a pleasure to work with, and her leadership has been a tremendous asset to Rekor’s board,” said Paul de Bary, lead director for Rekor’s Board of Directors. “Her diligence, technical expertise and depth of understanding of federal governmental processes has served us well as we’ve been delivering and developing solutions to serve government clients in the areas of smart cities, environmental and infrastructure applications. We will miss her greatly but are consoled by the knowledge that our loss is a gain for our country and the planet.”

Ms. Harada, who joined the board in 2017, served as the Governance Chair and as a member of the audit and compensation committees. Rekor will name a new Governance Chair shortly.

About Rekor Systems, Inc.

Rekor (Nasdaq: REKR) provides real-time, customer and public safety intelligence to enable AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable informed decisions faster, and with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in approximately 80 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions by our clients. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: https://rekor.ai.

Contact:

Media:
Robin Bectel
REQ for Rekor Systems, Inc.
rekor@req.co

Investors:
Charles Degliomini
Rekor Systems, Inc.
ir@rekor.ai